Exhibit 99.1

Cytec Announces Agreement to Sell Two Product Lines - Water Treatment Chemicals
                                 and Acrylamide

     WEST PATERSON, N.J.--(BUSINESS WIRE)--July 17, 2006--Cytec Industries (NYSE:CYT) said today that it has reached a definitive agreement to sell its water treatment chemicals and acrylamide product lines with estimated 2006 sales of approximately $300 million, to Kemira Group for approximately $240 million cash. The closing of the sale is expected in two phases. The first phase, which includes the entire product lines excluding Cytec's Botlek manufacturing site in the Netherlands, is expected to close by the end of September, 2006. The second phase for the Botlek site is expected to close in early 2007. Between the closing of phase one and phase two, Cytec will contract manufacture and sell water treatment chemicals and acrylamide at the Botlek site solely to Kemira. The timing of the flow of funds is $220 million upon the first closing with the balance payable upon the second closing. Both closings are subject to regulatory approval and certain other conditions.
     Included in this transaction are the sales, marketing, manufacturing, R&D and technical services personnel and four manufacturing sites, Mobile, Alabama, Longview, Washington, Bradford, UK, and the Botlek site. Also included in the sale is the acrylamide manufacturing plant at Cytec's Fortier, Louisiana facility which will be operated by Cytec personnel under a long term manufacturing agreement. Cytec will continue to supply acrylonitrile to the acrylamide plant under a long term supply agreement. In addition, under various long term manufacturing agreements, Cytec will manufacture certain water treatment products for Kemira at several of its sites and the purchaser will manufacture for Cytec certain mining chemicals at the Mobile, Alabama site and various other products at the Botlek site. Kemira has agreed to offer employment to the approximately 480 employees who are involved in the operations of the product lines.
     David Lilley, Chairman, President and Chief Executive Officer said, "When reviewing the opportunities of our total business portfolio, additional investments in these two product lines no longer fit with our strategic direction, and accordingly, we decided to sell and let a new owner focus on the opportunities. These product lines have excellent technology and I would like to thank the employees of these product lines who have persevered in some challenging times while keeping the future growth potential intact. We wish them well."
     Mr. Lilley commented further, "When completed, this transaction will further streamline Cytec, further improve our balance sheet and let us increase our focus on our growth businesses. The net effect of this transaction excluding any anticipated gains on the actual closings, and giving effect to the use of net after-tax proceeds to pay down debt is expected to be about $0.04 dilutive and $0.15 dilutive to earnings per diluted share in 2006 and 2007, respectively. However, after taking into account the net effect of our restructuring actions in 2006, we expect the impact on 2007 earnings per share to be essentially neutral.
     Mr. Lilley continued, "This divestment and our future actions will demonstrate that we are aggressively pursuing improving our returns on capital and ultimately shareholder value."

     Forward-Looking and Cautionary Statements

     Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

     Corporate Profile

     Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products with pro forma sales in 2005 of approximately $3.2 billion. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining, plastics and water treatment. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

     CONTACT: Cytec Industries Inc.
              Investment Community:
              David M. Drillock, 973-357-3249
              or
              Media:
              Gail Petersen, 973-357-3319